Exhibit 10.17

September 20, 2004

Stacey Soper

Dear Stacey:

We are pleased to offer you the position of Senior Vice President, Products and you will also be a corporate officer for ActivCard, Inc. (“ActivCard” or the “Company”). In this position, you will report directly to me.

Annual Salary:  Your initial annual base salary will be $210,000, less deductions required by law, payable in accordance with ActivCard’s normal payroll procedures.

Annual Bonus:  You will receive an annual bonus up to 50% of your base salary prorated from the date of hire to year-end and calculated based on overall company performance and your successful completion of mutually agreed upon performance objectives.

Stock Options:  At the Board of Directors meeting following your date of hire, the Company’s management will recommend to the Board of Directors that it issues you an option grant to purchase 250,000 shares of ActivCard Common Stock; the exercise price of the option shall be set and approved by the Board of Directors at that meeting. Options will be issued pursuant to the terms of the Company’s U.S. Stock Option Program. The vesting period begins on the date your grant is approved by the Board of Directors.

Benefits:  As of your date of hire, you are eligible to participate in Company-sponsored benefits in accordance with the applicable plans and policies. These consist at present of the following, but may be modified or terminated from time to time:

■	Deferred Compensation Plan;
■	Medical (Blue Shield of California HMO, PPO, or Kaiser);
■	Dental (Principal Financial Group);
■	Vision (Medical Eye Services Network);
■	Group Life, AD&D, LTD and STD Insurance (C N A Group);
■	401K;
■	Three weeks of accrued vacation time per year;
■	Ten paid holidays per year;
■	One floating personal day per quarter;
■	Ten days of accrued sick time per year.

Terms of Employment:  Your employment with the Company will be “at will” and either you or ActivCard may terminate the employment relationship at any time and for any reason, with or without cause. Neither this letter, nor your acceptance thereof, constitutes a contract of employment.

However, if your employment is terminated by the Company for any reason other than for “cause,” as defined below, you will be entitled to a period of post-employment termination payments in the amount of your base salary and benefits for a period of six (6) months. This payment will be conditioned upon your execution of a general release.

For the purpose of this offer letter, termination for “cause” shall mean termination by the Company of your employment by reason of your dishonesty or fraud, gross negligence in the performance of your duties, material breach of the terms of this offer or of your Employee Proprietary Information Agreement, conviction of a felony, willful failure to perform your duties for the Company after written notification thereof or your willful engagement in conduct that is demonstrably and materially injurious to the Company or its affiliates, monetarily or otherwise.

Notwithstanding the foregoing, in the event of a Change of Control of the Company in which you are relieved of your responsibilities, such responsibilities are substantially reduced or job requirements are otherwise materially changed, your unvested portion of the above referenced stock option grant will vest and become fully exercisable as a part of the effective date of the Change of Control.

In the event of a Change of Control of the Company in which you are relieved of your responsibilities, such responsibilities are substantially reduced or job requirements are otherwise materially changed, you will be entitled to a period of post-employment termination payments in the amount of your base salary and benefits for a period of six months. This payment will be conditioned upon your execution of a general release.

For the purpose of this letter, “Change of Control” shall mean (i) the sale or other disposition of all or substantially all of the assets of ActivCard, or (ii) the acquisition of ActivCard by another entity by means or consolidation, corporate reorganization or merger, or other transaction series of related transaction in which more than 50% of the outstanding voting power of ActivCard is transferred. The term Change in Control shall not include (a) any transaction, the sole purpose of which is to reincorporate or move the domicile of incorporation of ActivCard; or (b) transaction, result of which is to sell all or substantially all of the assets of ActivCard to another corporation (the “Surviving Corporation”) provided that the Surviving Corporation is owned directly or indirectly by the shareholders of the company immediately following such transaction in substantially the same proportions as their ownership of ActivCard securities (on a “fully-diluted” and “as-converted” basis) immediately proceeding such transactions.

As an employee of the Company, you will be expected to devote all of your business time, skill, attention, and best efforts to ActivCard’s business and to fulfill your responsibilities to the best of your abilities.

This position is a full time job with the understanding that during your employment you will not engage in outside consulting activities, whether compensated or not, which materially interfere with the performance of your job duties with the Company or create a conflict of interest, nor will you establish a competing business during your employment with the Company. Accordingly, you are required to seek approval from the Company before engaging in any employment or consulting services outside the Company while employed by ActivCard so that the Company may determine if any conflict exists. You also confirm that you are not bound by any other agreement with any prior or current employer, person or entity which would prevent you from fully performing your duties with ActivCard.

Because the Company’s proprietary information is extremely important, this offer of employment is expressly subject to your executing an Employee Confidential Information Agreement in the form enclosed with this letter as well as your agreement to follow all other rules and policies that the Company may announce from time to time. Further, your employment with ActivCard is contingent upon your providing appropriate legal proof of eligibility to be employed in the United States within three days of your start date.

Please indicate your acceptance of the terms of this offer by returning a signed copy of this letter to Human Resources. This offer is valid through the close of business September 23, 2004.

Stacey, we are excited about having you as a member of the ActivCard team, and all of us look forward to working with you.

Sincerely,

/s/ Ben C. Barnes
Ben C. Barnes
Chief Executive Officer
ActivCard, Inc.

Enclosures:             Duplicate Letter

Employee Confidential Information Agreement

Employee Benefits Summary

Acceptance and Acknowledgment

I have read, understand, and accept the foregoing terms of employment.

Signed:	/s/ STACEY SOPER
Stacey Soper

Date:	September 21, 2004

My employment with ActivCard, Inc. will commence on September 24, 2004.